SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        AUDITS & SURVEYS WORLDWIDE, INC.
             (Exact Name of Registrant as Specified in its Charter)


              DELAWARE                                           13-1809586
----------------------------------------                      ----------------
(State of Incorporation or Organization)                      (I.R.S. Employer
                                                             Identification no.)

650 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK                      10011
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  (Address of principal executive offices)                       (Zip Code)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:


      TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH EACH
      TO BE SO REGISTERED                         CLASS IS TO BE REGISTERED
      -------------------                         -------------------------

Common Stock, par value $.01 per share             American Stock Exchange


If  this   Form   relates   to  the          If  this   Form   relates   to  the
registration  of a  class  of  debt          registration  of a  class  of  debt
securities  and is  effective  upon          securities   and   is   to   become
filing    pursuant    to    General          effective  simultaneously  with the
Instruction  A(c)(1),  please check          effectiveness   of   a   concurrent
the following box.              [_]          registration  statement  under  the
                                             Securities  Act of 1933 pursuant to
                                             General Instruction A(c)(2), please
                                             check the following box.        [_]


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

              None



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            GENERAL

                  The Company is  authorized to issue an aggregate of 30,000,000 shares of Common Stock, $.01 par value per share, of which 13,099,103 were issued and outstanding as of February 25, 1997.

                  Holders of the Common  Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of the Common Stock have the exclusive right to notice of stockholders' meetings and the exclusive power to vote at such meetings. Holders of the Common Stock do not have cumulative voting rights, so that holders of more than 50% of the shares of Common Stock are able to elect all of the Company's directors eligible for election in a given year. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared and paid from time to time by the Board out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata all assets of the Company available for distribution to its stockholders after payment or provision for payment of the debts and other liabilities of the Company. There are no preemptive or other subscription rights, conversion rights or redemption, retirement or sinking fund provisions with respect to shares of Common Stock.


ITEM 2.     EXHIBITS.

            (a) Restated and Amended Certificate of Incorporation of the registrant. Incorporated by reference to Exhibit 4.1 to the registrant's report on Form 10-Q/A for the quarter ended March 31, 1995.
            (b)*  Amended and Restated By-Laws of the registrant.

-------------------------------
*   Filed herewith


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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        AUDITS AND SURVEYS WORLDWIDE, INC.


Date:     February 26, 1997             By:  /s/ Solomon Dutka
                                           ---------------------------------
                                            Name:  Solomon Dutka
                                            Title: Chairman and Chief Executive
                                                   Officer



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